Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-84906) pertaining to the Simon Property Group and Adopting Entities Matching Savings Plan of our report dated June 27, 2018, with respect to the financial statements and supplemental schedule of the Simon Property Group and Adopting Entities Matching Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Indianapolis, Indiana
June 27, 2018